EXHIBIT 10.24
Summary Schedule of Non-Management Director Fees
     All non-employee directors receive an annual retainer of $24,000, plus an attendance fee of $1,500 for each meeting of the board of directors at which they are present. The Chairman of the board of directors receives an annual retainer of $60,000. The audit committee Chairman receives an additional annual retainer of $15,000. The Chair of each of the compensation committee and the corporate governance and nominating committee receives an additional annual retainer of $10,000. Members of the audit committee receive an additional annual retainer of $7,500 and members of the compensation and the corporate governance and nominating committees receive an additional annual retainer of $5,000. Committee members receive an additional $1,500 for each committee meeting attended. Stratos also reimburses directors for their reasonable expenses incurred in attending meetings. Non-employee directors are also eligible to receive stock options and restricted stock awards.